Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, October 23, 2012	Rich Sheffer (952) 887-3753

DONALDSON UPDATES FISCAL 2013 OUTLOOK

MINNEAPOLIS (October 23, 2012) -- Donaldson Company, Inc. (NYSE:DCI) announced today that it has updated its outlook for FY13.

FY13 Outlook

We are changing our sales and earnings outlook as conditions in many of our end markets have recently weakened. Many of our Engine OEM and Disk Drive Customers have lowered their production levels. In addition, some large Gas Turbine project shipments have moved from our first quarter into our second and third quarters. As a result, we now forecast our first quarter FY13 sales to decline between 2 and 6 percent from the prior year’s first quarter and EPS to be between $0.30 and $0.36 per share. We anticipate returning to growth beginning in our second quarter as conditions are forecasted to begin slowly improving in many end markets, and we anticipate a strong quarter for our Gas Turbine project shipments.

  We now project our full year sales to be between $2.52 and $2.62 billion, or up 1 to 5 percent over last year’s record. Our current forecast is based on the Euro at US$1.29 and 78 Yen to the US$. We expect foreign currency translation to have a negative impact on our sales for most of our fiscal year.
  Our updated full year operating margin forecast is now 14.2 to 15.0 percent. We plan to maintain strong margin performance through cost containment actions, which are currently being implemented.
  We now forecast our full year FY13 EPS to be between $1.68 and $1.88.

Engine Products: We now forecast FY13 sales to be equal to FY12, including the negative impact of foreign currency.

  Our on-road OEM Customers are now planning to build fewer heavy- and medium-duty trucks in most regions. Demand from our off-road OEM Customers is anticipated to be mixed: build rates of new agriculture equipment is forecasted to remain good, construction activity is slowly improving in North America but remains weak in Europe and China, and mining activity is now slowing down globally.
  We are anticipating lower growth of our Aftermarket Products as current utilization rates for off-road equipment and on-road heavy trucks have softened recently in many regions. However, we should mitigate much of this through our continued expansion into emerging economies, from the increasing number of systems installed in the field with our proprietary filtration systems, and from our increasing sales of liquid filtration products.
  We forecast our Aerospace and Defense Products’ sales to be equal to the prior year as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Donaldson Company, Inc.

October 23, 2012

Industrial Products: We forecast sales to increase 5 to 11 percent over FY12, including the negative impact of foreign currency.

  Our Industrial Filtration Solutions Products’ sales are projected to increase 0 to 6 percent. We assume manufacturing activity will remain strong in the Americas, slowly improve in Asia, and weaken in Europe.
  We now anticipate our Gas Turbine Products’ sales to be up 23 to 29 percent due to the continuing strength in the large turbine power generation and in the oil and gas markets.
  Special Applications Products’ sales are forecast to increase 3 to 9 percent, with lower growth expected from disk drive filtration and membranes products.

The Company will conduct a call with analysts to discuss the revised outlook at 10:00 a.m. CT on Wednesday, October 24th. The Company plans to release its FY13 first quarter results pre-market on Wednesday, November 21st and conduct its earnings call at 10:00 a.m. CT that morning. Dial-in information will be emailed separately to institutional investors for both calls. To listen to a webcast of either of these calls, please visit the Investors page at www.donaldson.com.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,200 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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